Exhibit 99.1

FOR IMMEDIATE RELEASE

Royal Caribbean Group appoints Amy C. McPherson to Board of Directors

MIAMI, December 23, 2020— Royal Caribbean Group (NYSE: RCL) today announced the appointment of Amy C. McPherson, former president and managing director of Europe for Marriott International, to its Board of Directors. Her appointment was effective as of December 21, 2020.

"I am honored to welcome Amy to our board of directors," said Richard D. Fain, Royal Caribbean Group’s chairman and CEO. "Her many years of involvement in the growth of the travel industry, as well as her deep experience in the development of international markets, will be a valuable addition to the board."

McPherson spent more than 30 years in leadership roles at Marriott International, including 10 years of service as the company’s president and managing director of Europe, until her retirement in 2019.  While at Marriott, she was recognized as one of 25 outstanding "Women Who Mean Business" by the Washington Business Journal.

Ms. McPherson is former Vice Chair of the Executive Advisory Council at James Madison University College of Business. Currently, she is a principal investor in KidsKnowBest, a full-service creative agency providing strong brand solutions for the social age powered by kids.

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About Royal Caribbean Group

Royal Caribbean Cruises Ltd., doing business as Royal Caribbean Group (NYSE: RCL), is a cruise vacation company that owns four global brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea. Royal Caribbean Group is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, our brands operate 61 ships with an additional 15 on order as of December 21, 2020. Learn more at www.rclcorporate.com or www.rclinvestor.com.